Exhibit 11.



Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

In thousands, except per common share amounts            Quarter Ended
							  September 30,
							1997        1996
PRIMARY:
 Weighted average number of common shares
  outstanding .....................................    749,283     741,270
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................      9,181       7,373
						       758,464     748,643

Net income ........................................   $341,614     288,984
 Less dividends accrued on preferred stock ........      4,441       4,441
 Net income, as adjusted ..........................   $337,173     284,543

 Net income per common share ......................   $   0.44        0.38

FULLY DILUTED:
 Weighted average number of common shares
  outstanding .....................................    749,283     741,270
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price or period-end market price,
  whichever is higher .............................      9,292       8,923
 Assumed conversion of 6 3/4% convertible
  subordinated debentures due 2003 ................         35          35
						       758,610     750,228

Net income ........................................   $341,614     288,984
 Less dividends accrued on preferred stock ........      4,441       4,441
 Add 6 3/4% convertible subordinated debentures
  interest and amortization of debt expense,
  net of income tax effect ........................          1           1
 Net income, as adjusted ..........................   $337,174     284,544

 Net income per common share.......................   $   0.44        0.38




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


								 Exhibit 11.
								 (continued)


Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

In thousands, except per common share amounts         Nine Months Ended
							September 30,
							1997        1996
PRIMARY:
 Weighted average number of common shares
  outstanding .....................................    748,012     729,508
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................     10,032       6,938
						       758,044     736,446

Net income ........................................   $994,866     845,772
 Less dividends accrued on preferred stock ........     13,322      13,322
 Net income, as adjusted ..........................   $981,544     832,450

 Net income per common share ......................   $   1.29        1.13

FULLY DILUTED:
 Weighted average number of common shares
  outstanding .....................................    748,012     729,508
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price or period-end market price,
  whichever is higher .............................     11,365       8,696
 Assumed conversion of 6 3/4% convertible
  subordinated debentures due 2003.................         35          36
						       759,412     738,240

Net income ........................................   $994,866     845,772
 Less dividends accrued on preferred stock ........     13,322      13,322
 Add 6 3/4% convertible subordinated debentures
  interest and amortization of debt expense,
  net of income tax effect ........................          3           3
 Net income, as adjusted ..........................   $981,547     832,453

 Net income per common share.......................   $   1.29        1.13



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